Exhibit 10.12

BRYN MAWR BANK CORPORATION

RESTRICTED STOCK UNIT AGREEMENT FOR EXECUTIVES

(SERVICE/PERFORMANCE-BASED)

SUBJECT TO THE AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

Grantee:              [                  ]

Date of Grant:     [                          ]

Total Number of RSUs:     [           ]

Number of time-based RSUs:        [                    ] (“Time-Based RSUs”)

Target number of performance-based RSUs:      [                ] (“Performance-Based RSUs”)

Service Period:      [                                      ] (“Service Period”)

Vesting Dates for Time-Based RSU’s:         [                                   ]

Performance Goal:               Certain conditions and goals as determined according to Exhibit A hereto

RESTRICTED STOCK UNIT AGREEMENT (“Agreement”), dated as of the Date of Grant set forth above by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and the Grantee named above (the “Grantee”).

1.     The Plan. This Agreement is subject to the terms and conditions of the [Amended and Restated Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan (the “Plan”) as approved by the Board of Directors of the Corporation on February 27, 2015 and by the Corporation’s shareholders on April 30, 2015]. Except as otherwise specified herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan.

2.     Grant of Restricted Stock Units.

a.     Subject to the terms and conditions of the Plan and this Agreement, and the Grantee’s acceptance of same by execution of this Agreement, the Corporation’s Compensation Committee (“Compensation Committee”) hereby grants to the Grantee the number of Restricted Stock Units set forth under “Total Number of RSUs” above (the “RSUs”).

b.     Upon vesting of the RSUs and satisfaction of all of the other terms and conditions in this Agreement, the Corporation will issue stock representing the shares underlying the vested RSUs (regardless of whether such RSUs are Time-Based RSUs or Performance-Based RSUs) as soon as practicable following the Time Vesting Date (as defined in subsection 3(a) below), in the case of the vested Time-Based RSUs, and the Performance Vesting Date (as defined in subsection 3(b) below), in the case of the Performance-Based RSUs.

3.     Terms and Conditions. The Grant is subject to the following terms and conditions:

a.     Time-Based Requirements. The Time-Based RSUs will vest in three installments at the Time Vesting Dates (as defined below), provided that Grantee has remained continually employed by the Corporation or any of its direct or indirect subsidiaries (individually and collectively, the “Company Group”) through the applicable Time Vesting Date (as defined below), as follows: [(a) [     ] of the Time-Based RSUs will vest at [ ], (b) [     ] of the Time-Based RSUs will vest at [ ], and (c) with respect to [     ] of the Time-Based RSUs will vest at [ ] (each of the dates set forth in clauses (a), (b) and (c) is, as to the corresponding portion of the Time-Based RSUs, a “Time Vesting Date”)].

b.     Performance Goals. The Performance-Based RSUs are subject to the performance goals set forth in Exhibit A (the “Performance Goals”) and shall vest, in whole or in part, upon the Performance Vesting Date only if the Performance Goals are achieved and the Grantee has remained continuously employed by the Company Group through the end of the Service Period, or as otherwise provided herein. The Compensation Committee shall determine within 75 days after the last day of the Service Period whether the Performance Goals have been achieved, in whole or in part, in accordance with Exhibit A attached hereto. The value of any fractional shares will be paid to the Grantee through a separate disbursement. No vesting of Performance-Based RSUs shall be deemed to have occurred unless and until the Compensation Committee certifies in writing as to the portion of Performance Goals that have been achieved. The date on which the Compensation Committee certifies as to the achievement of the Performance Goals and the vesting of the Performance-Based RSUs is referred to in this Agreement as the “Performance Vesting Date”.

c.     No Rights as a Shareholder. Grantee will have no rights or privileges of a shareholder (including but not limited to, no right to vote the shares) with respect to shares underlying RSUs until such RSUs have vested and such shares have been issued.

d.     Dividend-Equivalents. At the time of issuance of shares underlying vested RSUs pursuant to subsection 2(b) above, the Corporation shall also pay to Grantee an amount equal to the aggregate amount of all dividends declared and paid by the Corporation based on dividend record dates falling between the Date of Grant and the date of issuance in accordance with the number of shares issued. The dividend-equivalents will be reported as W-2 wages and, as such, will be subject to statutory withholding requirements for federal, state and local taxes. The computation set forth in this subparagraph is separate and distinct from the calculations and concepts set forth on Exhibit “A” hereto and the calculations and concepts set forth on Exhibit “A” hereto have no applicability to the calculation of the amount of dividends to be paid by the Corporation pursuant to this subparagraph.

e.     Holding Period. All vested RSUs will be subject to a holding period (“Holding Period”) until the earliest of:

i.	The two-year anniversary of such Time Vesting Date or Performance Vesting Date, as applicable;

ii.	The date of the Grantee’s death or Disability (as defined in section 5 below); or

iii.	The date of consummation of a Change in Control (as defined in section 7 below).

For purposes of clarification, once shares underlying vested RSUs have been issued and until the expiration of the applicable Holding Period, Grantee shall have all of the rights and privileges of a shareholder with respect to such shares other than the right to sell, transfer, gift, or otherwise divest himself or herself of such shares. Notwithstanding anything herein to the contrary, the Corporation may lift the Holding Period with respect to any shares underlying vested RSUs where the sale of such shares is necessary to satisfy the payment of statutory federal, state and local withholding taxes including, without limitation, social security and medicare taxes.

4.     Forfeiture.

a.     Forfeiture. All Time-Based RSUs that have not vested at the applicable Time Vesting Date in accordance with subsection 3(a), and all Performance-Based RSUs that have not vested at the Performance Vesting Date in accordance with subsection 3(b) and Exhibit A attached hereto, shall be forfeited in their entirety.

b.     Forfeiture of Unvested RSUs and Payment to the Corporation for Issued Shares Resulting from Vested RSUs If Grantee Engages in Certain Activities. The provisions of this subsection 4(b) will apply to all RSUs granted to Grantee under the Plan and to any shares issued to the Grantee upon vesting of RSUs. If, at any time during the Service Period, or for a period of two (2) years after termination of Grantee’s employment for any reason, Grantee engages in any activity inimical, contrary or harmful to the interests of the Company Group including, but not limited to (A) conduct related to Grantee’s employment for which either criminal or civil penalties against Grantee may be brought, (B) violation of the Company Group’s policies including, without limitation, the Corporation’s Insider Trading Policy, Code of Business Conduct and Ethics, Code of Personal Conduct, Employee Handbook, or otherwise, (C) soliciting of any customer of the Company Group for business which would result in such customer terminating their relationship with the Company Group; soliciting or inducing any individual who is an employee or director of the Company Group to leave the Company Group or otherwise terminate their relationship with the Company Group, (D) disclosing or using any confidential information or material concerning the Company Group, (E) breach of any agreement between the Grantee and the Company Group, or (F) participating in a hostile takeover attempt, then (x) all RSUs that have not vested effective as of the date on which Grantee engages in such activity, unless forfeited sooner by operation of another term or condition of this Agreement or the Plan, shall be forfeited in their entirety, and (y) for any shares underlying vested RSUs which have been issued to Grantee, the Grantee shall pay to the Corporation the market value of the shares on the date of issuance or the date Grantee engages in such activity, whichever is greater. The term “confidential information” as used in this Agreement includes, but is not limited to, records, documents, programs, technical data, information technology, policies, files, lists, client non-public personal information, pricing, costs, strategies, market data, statistics, business partners, customers, customer requirements, prospective customer contacts, knowledge of the Company Group’s clients, methods of operation, processes, trade secrets, methods of determination of prices, fees, financial condition, profits, sales, net income, indebtedness, potential mergers or acquisitions, or the sale of Company Group assets or subsidiaries, commercial contracts and relationships, employees, litigation (whether actual or threatened), information acquired in connection with the Grantee’s employment with the Company Group, including without limitation, proprietary or confidential information of any third party who may disclose such information to the Company Group or the Grantee in the course of Company Group business, and any other information relating to the Company Group that has not been made available to the general public, as the same may exist from time to time.

c.     Right of Setoff. By accepting this Agreement, Grantee consents to the deduction, to the extent permitted by law, from any amounts that the Company Group owes Grantee from time to time (including amounts owed to Grantee as wages or other compensation, fringe benefits, or paid time-off pay, as well as any other amounts owed to Grantee by the Company Group), the amounts Grantee owes the Corporation under subsection 4(b) above. Whether or not the Corporation elects to make any setoff in whole or in part, if the Corporation does not recover by means of setoff the full amount Grantee owes it, calculated as set forth above, Grantee agrees to immediately pay the unpaid balance to the Corporation.

d.     Compensation Committee Discretion. Grantee may be released from Grantee’s obligations under subsections 4(b) and 4(c) only if the Compensation Committee, or its duly appointed agent, determines in its sole discretion that such action is in the best interest of the Corporation.

5.     Death, Disability or Retirement. In the event the Grantee shall cease to be employed by the Company Group by reason of: (a) Retirement; (b) a transfer of the Grantee in a spinoff; (c) death; or (d) total and permanent disability as determined by the Compensation Committee (“Disability”), then the vesting requirements on a fraction of Grantee’s RSUs will be deemed to have been fulfilled. With respect to the Time-Based RSUs, the vested portion shall be calculated as follows: the number of Time-Based RSUs granted multiplied by a fraction, the numerator of which is the number of full calendar months that elapsed in the Service Period prior to the death, Disability, Retirement or transfer in a spinoff of the Grantee and the denominator of which is the total number of full calendar months in the Service Period. With respect to the Performance-Based RSUs, the vested portion shall be calculated as follows: the number of Performance-Based RSUs that would have vested in accordance with Section 3(b) had Grantee remained employed through the Service Period, multiplied by a fraction, the numerator of which is the number of full calendar months that elapsed in the Service Period prior to the death, Disability, Retirement or transfer in a spinoff of the Grantee and the denominator of which is the total number of full calendar months in the Service Period. Shares underlying all Time-Based RSUs that vest in accordance with the terms of this Section 5 shall be issued as soon as practicable following such vesting and Performance-Based RSUs that vest in accordance with the terms of this Section 5 shall be issued as soon as practicable following the Performance Vesting Date. Any remaining RSUs which have not vested as provided in this section 5 shall be forfeited.

6.     Termination. If the Grantee terminates the Grantee’s employment with the Company Group or if the Company Group terminates the Grantee’s employment with or without Cause, other than as described in section 5 above, any RSUs that have not yet vested at the date of termination shall automatically be forfeited.

7.     Change in Control. In the event of a Change in Control, Grantee’s outstanding RSUs will be deemed to have vested and any shares underlying such RSUs not previously issued shall be issued within ten days after the Change in Control. For purposes of clarification, in such a situation, all Time-Based RSUs will vest, and Performance-Based RSUs will vest at the target levels as described in Exhibit A hereto. A “Change in Control” shall be deemed to have taken place if (i) any Person (as defined below) other than an entity in the Company Group or an employee benefit plan of the Company Group (or any Person organized, appointed or established by the Company Group for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such Person, becomes the beneficial owner in the aggregate of 25% or more of the common stock of the Corporation then outstanding, or (ii) during any twenty-four month period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation or The Bryn Mawr Trust Company (the “Bank”) cease, for any reason, to constitute a majority thereof, unless the election, or the nomination for election by the Corporation or the Bank’s shareholders, as the case may be, of each director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors in office at the time of such election or nomination, who were directors at the beginning of such period.

8.     Non-Interference and Non-Solicitation.

a.     For a period of twelve (12) months following the date Grantee ceases to be employed by the Company Group for any reason, whether voluntarily or involuntarily (the “Separation Date”), Grantee agrees not to disrupt, damage, impair or interfere with the business of the Company Group in any manner, including without limitation, by: (a) employing, engaging or soliciting any employee of the Company Group; (b) inducing or attempting to influence an employee to leave the employ of the Company Group; (c) adversely influencing or altering the relationship of any person, firm, corporation, partnership, association or other entity (“Person”) with the Company Group, whether such Person is an employee, customer, client or otherwise; or (d) directly or indirectly, individually or for any other, calling on, engaging in business with, soliciting, inducing, or attempting to solicit or induce, any Person who has been a customer, client or business referral source of the Company Group, or who has been solicited as a potential customer, client or business referral source of the Company Group, during the two (2) year period preceding the Separation Date to (x) cease doing business in whole or in part with or through the Company Group or (y) do business with any other Person which performs services or offers products materially similar to or competitive with those provided by the Company Group.

b.     Grantee shall maintain confidential information (as defined in Section 4(b)) in the strictest of confidence, shall not disclose confidential information to any person outside of the Company Group, and shall not use, reproduce, disseminate, or take any other action with respect to confidential information other than in connection with Grantee’s employment and for the benefit of the Company Group. Grantee shall not remove confidential information from Company Group premises unless necessary in connection with the performance of Grantee’s job duties, and in such event, such confidential information shall be returned or destroyed immediately upon cessation of Grantee’s employment with the Company Group. The obligations of Grantee under this Section 8(b) shall apply during Grantee’s employment and following termination of Grantee’s employment, and shall survive in perpetuity.

c.     Grantee acknowledges and agrees that the restrictions contained in this section 8 are reasonable and necessary in order to protect the legitimate interests of the Company Group and that any violation thereof would result in irreparable injury to the Company Group. Consequently, Grantee acknowledges and agrees that, in the event of any violation thereof, the Company Group shall be authorized and entitled, without the necessity of posting a bond or other form of security, to obtain from any court of competent jurisdiction injunctive and equitable relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled at law or in equity (including the rights of forfeiture set forth in section 4 hereof) and, in the event the Company Group is required to enforce the terms of this Agreement through court proceedings, the Company Group shall be entitled to reimbursement of all legal fees, costs and expenses incident to enforcement of any such term, in whole or in part and/or such term as may be modified by a court of competent jurisdiction.

d.     If any court of competent jurisdiction construes any of the restrictive covenants set forth in this section 8, or any part thereof, to be unenforceable because of the duration, scope or geographic area covered thereby, such court shall have the power to reduce the duration, scope or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.     Change Adjustments. The Compensation Committee shall make appropriate adjustments to give effect to adjustments made in the number of shares of the Corporation’s common stock through a merger, consolidation, recapitalization, reclassification, combination, spinoff, common stock dividend, stock split or other relevant change as the Compensation Committee deems appropriate to prevent dilution or enlargement of the rights of the Grantee. Any adjustments or substitutions pursuant to this section shall meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be final and binding upon the Grantee.

10.     Compliance with Law and Regulations. The grant of RSUs and the issuance of shares underlying vested RSUs shall be subject to all applicable federal and state laws, the rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to register any securities pursuant to the Securities Act of 1933, as amended, or to list such shares under the stock market or exchange on which the common stock of the Corporation may then be listed, or to take any other affirmative action in order to cause the issuance or delivery of shares underlying vested RSUs to comply with any law or regulation of any governmental authority.

11.     Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Corporate Secretary, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Grantee at her/his address on the records of the Corporation or at such other addresses as the Corporation, or Grantee, may designate in writing from time to time to the other party hereto.

12.     Employment. Neither the action of the Corporation or its shareholders, nor any action taken by the Compensation Committee under the Plan nor any provisions of this Agreement shall be construed as giving to the Grantee the right to be retained as an employee of the Company Group.

13.     Payment of Taxes. Upon issuance of shares underlying the vested RSUs the value of the shares issued, calculated based on the closing price of the Corporation’s common stock on the day preceding the applicable Vesting Date (whether vested Time-Based RSUs or vested Performance-Based RSUs), will constitute W-2 wages to the Grantee and, as such, will be subject to statutory federal, state and local withholding taxes. The Corporation will withhold a sufficient number of whole shares in order to satisfy this tax obligation. The remaining shares will be made available to the Grantee as soon as practicable. The value of any fractional shares will be paid to the Grantee through a separate disbursement.

14.     Incorporation by Reference. This Restricted Stock Unit Award is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. If any provision of this Agreement conflicts with any provision of the Plan in effect on the Date of Grant, the terms of the Plan shall control. This Agreement shall not be modified after the Date of Grant except by written agreement between the Corporation and the Grantee; provided, however, that such modification shall (a) not be inconsistent with the Plan, and (b) be approved by the Committee.

15.     Severability. Except as set forth in Section 8, if any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

16.     Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the RSUs and the Agreement comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement and the Agreement will be administered by the Compensation Committee in a manner consistent with this intent. If any payments or benefits may be subject to taxation under Section 409A of the Code, Grantee agrees that the Compensation Committee may, without the consent of Grantee, modify this Agreement to the extent and in the manner that the Compensation Committee deems necessary or advisable or take any other action or actions, including an amendment or action with retroactive effect that the Compensation Committee determines is necessary or appropriate to exempt any payments or benefits from the application of Section 409A or to provide such payments or benefits in the manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

17.     Choice of Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law provision that would apply the law of another jurisdiction.

18.     Interpretation. The interpretation and construction or any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant set forth above.

BRYN MAWR BANK CORPORATION

By:
Name: Francis J. Leto
Title: President & CEO

(Signature of Grantee)

(Print Name of Grantee)

(Address of Grantee)

[EXHIBIT A]

TO RESTRICTED STOCK UNIT AGREEMENT DATED AS OF [     ]

All of the terms and conditions of the Restricted Stock Unit Agreement dated as of [ ], (“Agreement”), to which this Exhibit is attached are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Name of Grantee: [              ]

1.	Target Number of Performance-Vested Restricted Stock Units subject to vesting based on Total Shareholder Return (“TSR”): [ ]

2.	Target Number of Performance-Vested Restricted Stock Units subject to vesting based on Return on Average Equity (“ROAE”): [ ]

3.

Performance Goals: Except as otherwise set forth in the Award Agreement, the number of RSUs (rounded down to the nearest whole number of RSUs) that become nonforfeitable with respect to the Performance Period in accordance with the terms of the Award Agreement will be based on the Company’s relative TSR and ROAE Percentile Rank (as defined below) compared to the Peer Group (as defined below) in respect of the relevant Performance Period, as set forth in the chart below. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the number of RSUs that vest shall be the greater of (i) 100% of target and (ii) the percent of target that would have been achieved based on actual TSR and ROAE Percentile Ranks calculated in accordance with the terms of this Exhibit A.

TSR Percentile Rank1,[2]	Less than 25%	25%	50%	75% or Greater
ROAE Percentile Rank[1]	Less than 25%	25%	50%	75% or Greater
Number of RSUs Vesting	0 RSUs	0% of target	100% of target	150% of target

1 If the applicable TSR or ROAE Percentile Rank is greater than 25% and less than 75% with respect to the relevant Performance Period, the number of RSUs that shall vest shall be prorated based on the actual level of performance achieved. For example, performance at the 37.5th percentile (halfway between the threshold of 25th percentile and the max of 50th percentile) for both metrics would result in 50% of target RSUs vesting (halfway between 0% at threshold and 100% at target).

2 Provided however, if the Corporation’s TSR over the Performance Period is negative, no more than 100% of the target number of RSUs subject to TSR will vest.

4.	For purposes of this Exhibit A, the following terms shall have the respective meanings set forth below:

a. “Peer Group” means the following financial institutions:

Company Name	Ticker

(1)

Notwithstanding the foregoing, if at any time prior to the expiration of the Performance Period a member of the Peer Group ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system; or has gone private; or has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets, then such member shall be immediately removed from the Peer Group.

b. “Performance Period” means (i) for measurement of ROAE, the 12-quarter period beginning July 1, 20 --- and ending June 30, 20 ---; and (i) for measurement of TSR, the 3-year period beginning [           ] and ending [           ].

c. “ROAE” means (a) net income applicable to the common shareholders of a company during the Performance Period, divided by (b) that company’s average common shareholders’ equity during the Performance Period (as reported in the company’s annual or quarterly report for the applicable fiscal period end) subject to adjustments for certain extraordinary or special items, in the form and manner determined in the Committee’s sole discretion and if permitted by the IRS regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the “pre-established performance goal” rules, for any: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary legal/regulatory settlements; extraordinary market conditions; significant currency fluctuations; effects of nature or man-made disasters; hyperinflation; change in statutory tax rates/regulations; charges or costs associated with Board-approved restructurings of the Company, including, but not limited to, acquisitions and mergers by the Company; results of discontinued operations held for sale after sale closing; other extraordinary, unusual or infrequently occurring items as determined under U.S. generally accepted accounting principles (“GAAP”).

d. “TSR” means, with respect to any company, the Company’s total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.

e. “Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

f. “Opening Average Period” means the 20 trading days preceding [            ].

g. “Accumulated Shares” means, solely for purposes of the calculation of TSR, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with the dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between the start of the Opening Average Period and the trading day.

h. “Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of the company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

i. “Closing Average Period” means (i) in the absence of a Change in Control, the 20 trading days preceding [           ]; or (ii) in the case of a Change in Control, the trading days during the period beginning thirty (30) calendar days prior to the Change in Control and ending on the Accelerated End Date.

j. “Accelerated End Date” means the date five (5) calendar days (or such shorter period as may be established by the Compensation Committee in its sole discretion) prior to the Change in Control.

k. “Percentile Rank” means the Company’s relative percentile positioning in respect of the TSR or ROAE, as applicable, of the other members of the Peer Group.